Exhibit 10.76

2006 EXECUTIVE OFFICER BONUS PLAN

The proposed bonus plan covers executive officers.

The basis for the bonus plan is the XXXXXXX per the plan presented to the Board of Directors on Nov. 10, 2005 (the 2006 Plan).  The payout will be linear up to XXX% of the XXXXXXXXXXXXXXX in the 2006 Plan, so XXX% of the bonus plan will be paid at XXX% of the XXXXXXXXXXXXXXX in the 2006 plan.  From XXX% of the XXXXXXXXXXXXXXX in the 2006 Plan up to XXX% of the XXXXXXXXXXXXXXX in the plan, the payout will increase linearly from 100% of the bonus plan to 200% of the bonus plan.  The plan is capped at 200%. The actual bonus payments under such awards may, at the discretion of the Compensation Committee, be less than or greater than the target amounts, depending on the Corporation’s business performance, and performance of individuals, regardless of whether the goals upon which such bonuses are based are achieved.

The distribution for the proposed bonus plan is contained in the Table below.

Title Executive Officers	Name	2006 Base	2006 Bonus
Pres. & CEO	Ofer Gneezy	208,000	400,000
Exec. Vice President	Gordon VanderBrug	187,000	360,000
SVP Finance & CFO	Richard Tennant	185,000	200,000
SVP Engr. & Operations	Paul Floyd	185,000	200,000
SVP, Retail	Tim Enright	180,000	90,000
SVP, Worldwide Sales	Dan Powdermaker	154,500	81,000

These bonuses will be accrued XXXXX.  It will be paid at the end of the year.  The 2006 Plan includes the accrual for the proposed bonuses.

As with the entire employee population, a small Corporation match for the 401K plan is proposed.  The proposal is for 2% match.